Exhibit 3.15

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

PHL ASSOCIATES, INC.

PHL Associates, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its directors, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

RESOLVED:	That Article 1 of the Restated Certificate of Incorporation of PHL Associates, Inc. be amended by deleting the first Article thereof so that, as amended, said Article shall read as follows:

1.	The name of the corporation is WS Griffith Associates, Inc.

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said PHL Associates, Inc. has caused this Restated Certificate to be signed by John H. Beers, its Secretary, this 18th day of June, 2001.

By:	/s/ John H. Beers
John H. Beers, Secretary